Affordable Telecommunications Technology Corporation
           ----------------------------------------------------
                       (a development stage company)




                           Financial Statements
                           --------------------

            For the nine month period ended September 30, 1999
           Affordable Telecommunications Technology Corporation
           ----------------------------------------------------
                      (a development stage cmpany)




                       Index to Financial Statements
                       -----------------------------

                                                              PAGE NO.
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               32

Statements of Operations                                         33
Balance Sheets                                                   34
Statements of Stockholder's Equity (Deficit)                     35
Statement of Cash Flows                                          37
Notes to Financial Statements September 30, 1999                 39
Notes to Financial Statements December  31, 1998                 45



                           Hillard & Smith, P.C.
                       Certified Public Accountants
                       ----------------------------
                   101 Southwestern Boulevard, Suite 216
                          Sugar Land, Texas 77478
                      212-242-2997 Fax: 281-242-9300

                       Independent Auditor's Report
                       ----------------------------

To the Board and Stockholders of
Affordable Telecommunications Technology Corporation

       We have audited the accompanying balance sheet of Affordable Telecommunications Technology Corporation (a development stage company) as of September 30, 1999 and the related statements of operations, changes in stockholders equity and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affordable Telecommunications Technology Corporation as of September 30, 1999 and the results of its operations and its cash flows for the period then ended September 30, 1999 are in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the notes to the financial statements, the Company has devoted a significant amount of effort to developing its retail location and marketing its wireless communication products and services. There can be no assurance that the Company will be able to operate profitably. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Hilliard & Smith, P.C.
Sugar Land, Texas
September 30, 1999









           Affordable Telecommunications Technology Corporation
           ----------------------------------------------------
                       (a development stage company)
                          Statement of Operations
                            September 30, 1999



                                         Sep. 30, 99  Sep. 30, 98  Dec. 31, 98

Sales
Phone, pager and accessory sales          $192,076      $ 7,813     $48,470
Commissions                                $20,455            -      23,755

           Total sales                     212,532        7,813      72,225
                                           -------        -----      ------
Cost of goods sold                         124,254        7,256      42,535
                                           -------        -----      ------
           Gross Profit                    $88,278         $557      29,690
                                           -------        -----      ------

Expenses
Advertising                                 24,123        6,361      19,945
General and administrative                  32,132        9,836      16,975
Contract labor                                   -            -      79,831
Payroll                                    203,041       27,386           -
Services performed for common stock          5,255            -      26,755
Depreciation and amortization               12,680        8,862      23,167
Interest expense                            13,571       11,982      47,007
Legal and professional fees                  7,201       10,632       3,382
Other taxes                                 13,445            -          50
Rent expense                                31,137        6,368      12,736
Repairs and maintenance                      4,057          611         865
Telephone and utilities                     12,586        2,059       5,021
                                           -------       ------     -------
            Total expense                  359,236       84,097     235,734
                                           -------       ------     -------
Net Ordinary Income                      $(270,959)           -   $(206,044)
                                         ---------       ------   ---------
Net Other Income/Expense                     8,032            -           -
                                        ----------     --------   ---------
            Net Loss                     $(262,927)    $(83,540)  $(206,044)
                                        ==========     ========   =========

Retail Operations commenced in September 1998.
The accompanying notes are integral part of these financial statements


           Affordable Telecommunications Technology Corporation
           ----------------------------------------------------
                       (a development stage company)
                               Balance Sheet
                            September 30, 1999

                                               Sep. 30, 99   Dec. 31, 98
ASSETS
Current Assets
  Cash                                              $30,182      $53,849
  Accounts receivable                                29,880       13,456
  Inventory                                          34,948       35,608
  Deposit and prepaid expense                                     35,184
                                                    -------      -------
      Total Current Assets                          $95,010      156,097
                                                    -------      -------
Fixed Assets
  Equipment held under capital lease                677,576      677,576
  Other property and equipment                       36,839       36,839
  Accumulated depreciation                          (34,575)     (22,659)
                                                    -------      -------
      Total Fixed Assets                            679,840      691,756
                                                    -------      -------
Noncurrent Assets
Deposits                                             98,221        4,499
Organizational costs, net amortization                3,814        4,577
                                                    -------      -------
      Total Noncurrent Assets                       102,035        9,076
                                                    -------      -------
      Total Assets                                 $876,885     $856,929
                                                   ========     ========
Current Liabilities
  Accounts payable-trade                            $40,872      $10,352
  Accrued liabilities                                55,814        2,206
  Current portion of long term liabilities           96,890      131,866
                                                    -------      -------
      Total Current Liabilities                     193,576      144,424
                                                    -------      -------
Noncurrent Liabilities
  Long term debt and capital leases                 601,888      586,964
                                                    -------      -------
      Total Liabilities                             795,464      731,388
                                                    -------      -------
Equity
  Common stock, $0.01 par value;                     41,615       34,308
    authorized 20,000,000 shares,
    issued and outstanding
    4,161,500 shares in 1999 and
    outstanding 3,430,800 shares
    in 1998
  Additional paid-in capital                        543,778      332,277
  Deficit accumulated                              (468,972)    (206,044)
  Treasury stock, at cost, 70,000 shares            (35,000)     (35,000)
                                                    -------      -------
      Total Stockholders' Equity                     81,421      125,541

      Total Liabilities and
      Stockholders' Equity                         $876,885     $856,929
                                                   ========     ========

The accompanying notes are integral part of these financial statements





              Affordable Telecommunications Technology Corporation
              ----------------------------------------------------
                          (a development stage company)
                  Statement of Changes in Stockholder's Equity
                               September 30, 1999

                                                                                   Treasury Stock
                                  Common Stock             Additional   Deficit    Number
                                  Number of                paid-in      accumu-    of              Acquisition    Sharesholder's
                                  Shares        Par Value  Capital      lated      Shares          costs          equity
--------------------------------------------------------------------------------------------------------------------------------
Issuance of common shares to
Company's President at par        2,000,000     $20,000        -          -           -                -           $20,000

Issuance of common shares to two
of the Company's board
members in February, 1998 at
par value of $0.01 per share        100,000       1,000        -          -           -                -             1,000

Issuance of common shares to
Company's President in February,
1998                                200,000       2,000        -          -           -                -             2,000
at par value of $0.01 per share

Issuance of common shares per-
sonate to the confidential
private placement memorandum
during 1998, net of expenses
at $0.50 per share                  683,000       6,830     326,670       -           -                -           333,500
at $0.10 per share                   62,300         623       5,607       -           -                -             6,230
at $0.01 per share                  100,000         100                   -           -                -               100

Common shares reacquired in 1998                                                   (70,000)         (35,000)       (35,000)

Issuance   of   common    shares
services in 1998 at par
$0.01 per share                     375,500       3,755        -          -           -                -             3,755

Issuance   of   common    shares
services in 1999 at par $0.01
per share                           120,000       1,200        -          -           -                -             1,200

Issuance of common shares
pursuant to the confidential
private placement memoran-
dum during 1999, net of expenses
at $0.50 per share                  304,210       3,042     153,876       -           -                -           156,918
at $0.40 per share                   12,500         125       4,875       -           -                -             5,000
at $0.25 per share                   60,000         600      14,400       -           -                -            15,000
at $0.20 per share                  200,000       2,000      38,000       -           -                -            40,000
at $0.10 per share                   34,000         340         350       -           -                -               690
Net Loss                                                              (468,972)       -                -          (468,972)
---------------------------------------------------------------------------------------------------------------------------
Balance as of May 31, 1999        4,251,510     $41,615    $543,778  $(468,972)    (70,000)        $(35,000)       $81,421)
===========================================================================================================================

The accompanying notes are integral part of these financial statements



           Affordable Telecommunications Technology Corporation
           ----------------------------------------------------
                       (a development stage company)
                          Statement of Cash Flows
                            September 30, 1999

                               Period Ending  Period Ending     Year Ended
                               Sep. 30, 1999  Sep. 30, 1998  Dec. 31, 1998
Cash Flows from operating
Activities
Net Income                        $(262,927)      $(83,540)     $(206,044)

Adjustments to reconcile net
income to
net cash from operating
activities:

Depreciation and amortization        $12,680         $8,758       $ 23,167
Common stock shares
issued for services                        -              -         26,755
Increase in receivables             (16,424)              -        (13,456)
Decrease (increase)
in inventory                             660       (23,411)        (35,608)
Increase in deposit and
prepaid expenses                    (40,538)       (19,763)        (57,683)
Increase in accounts payable         30,520              -          10,352
Increase in accrued liabilities      53,606              -           2,206
                                     -------      ---------       ---------
Total Adjustments                   $40,504       $(34,416)       $(44,267)
                                     -------      ---------       ---------

Net Cash used in
operating activities              $(222,423)     $(117,956)      $(250,311)

Cash flows from
investing activities:
Capital expenditures
for fixed assets                         $-      $(665,518)       $(36,838)
Payments for organi-
zational costs                            -        $(2,982)         (5,086)
Net cash used in
investing activities                     $-      $(668,500)       $(41,924)

Cash flows from financing
activities:
Proceeds from additions
to long term debt                   $14,924       $707,106         $96,212
Payments on long term debt          (34,976)             -         (54,958)
Expenditures related to
the sale of stock                         -              -               -
Proceeds from investors             218,808         91,930         347,830
Purchase of treasury stock                -              -         (35,000)

Net cash provided by
financing activities               $198,756       $799,036        $346,084

Net increase in cash
and cash equivalents               $(23,667)       $12,580         $53,084
Cash and equivalents at
beginning of year                    53,849              -               -
Cash and cash equivalents at
end of September 30, 1999           $30,182        $12,580         $53,849

Non-cash disclosures
Fixed assets acquired
from capital leases                       -       $665,518        $677,576
Common shares issued
for services                              -              -          26,755
                                    --------      --------        --------
Total                                     -       $665,518        $704,331
                                    --------      --------        --------

Retail operations commenced 9/1/1998


     Notes to Financial Statements September 30, 1999
     ================================================

Note 1. Organization
--------------------

      Affordable Telecommunications Technology Corporation (the "Company") was incorporated in the State of Texas on July 10, 1997. The Company plans to sell wireless communication products (telephone and pagers) from one retail location and through outside sales consultants. Many customers purchase prepaid wireless services. The Company primarily operates in Harris County and immediate surrounding areas.

      The Company is in its development stage as it has limited operating history. The Company has devoted a significant amount of time to developing its business plan. There can be no assurance that the Company will be able to successfully market its services or generate significant revenues to operate profitably.

Note 2. Summary of Significant Accounting Policies
--------------------------------------------------

Basis of Presentation

     The accompanying financial statements are presented in conformity with generally accepted accounting principles.

Cash and Cash Equivalents

      Cash and cash equivalents include cash in banks and certificates of deposit, if any, which mature within three months of the date of purchase.

Management Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statement and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Inventory is valued at the lower of cost (first-in, first-out method) or market. In determining market value, allowances for excess and obsolete items are provided. Cost is determined using the average cost method. All items included in inventory at June 30, 1999 are goods purchased for resale.

Concentrations of Credit Risk

      The Company's financial instruments that are subject to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company provides wireless credit extended to the customer in the form of accounts receivable. The Company places its cash in high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limits.

Note 3. Capital Leases
----------------------

      The Company is the lessee of assets under capital leases expiring in various years through 2003. The assets and liabilities under capital lease s are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense and totals $ 24,144 for 1999.

      Following is a summary of property held under capital leases, all of which are stated at the fair value of the asset:

Seven  900  MHz  Base  Station   300W System                     $ 652,012
Computer equipment                                                   6,542
Fixtures and office furniture                                       12,987
Telephone equipment                                                  6,035
                                                                  --------
                                                                   677,576
Less accumulated depreciation                                     (24,144)
                                                                  --------
                                                                  $653,432
                                                                  ========

Minimum future lease payments remaining under the capital leases as of June 30, 1999 for each of the next five years and in the aggregate are:

For the year ending December 31:                                    Amount
--------------------------------                                   -------
            1999                                                   $97,741
            2000                                                   195,482
            2001                                                   191,045
            2002                                                   182,169
            2003                                                    91,084
Total minimum lease payments                                       757,521
                                                                 ---------
Less amount representing interest                                 (176,833)
Present  value  of net minimum lease Payments                     $580,688
                                                                   =======

      Interest rates on capitalization leases are 10.75%, and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return. In all instances, the Company' incremental borrowing rate was used.


                The Leases contain the following provisions:

At the end of the initial five-year term, the lease for the seven base stations allows the equipment to be purchased for $ 1.00 with 90 days written notice.

At the end of the initial three-year term, the lease for the computer equipment, fixtures and office furniture contains three options:
Purchase the equipment at market value, (2) return of the equipment in good working order, (3) continue rent at 50% of the current rate. At the end of the initial three-year term, the lease for the telephone equipment states that the company is to return the equipment to the lessor in good working order.

Note 4. Long-Term Debt
----------------------

Long term debt at December 31, 1998 consists of                     Amount
the following;
Due in monthly installments of $ 540, interest                      19,794
included  at  10.75%,  payable  through  August
2003, collateralized by inventory,  accounts
receivable and equipment.

Due in monthly installments of $ 272  capital                        5,542
lease payment, interest included, payable
through August 2001 for telephone equipment

Due in monthly installments of $ 15,181 capital                    601,548
lease   payment,  interest  included,   payable
through June 2003 for seven 900 MHz Base Station
300W System

Due  in  monthly installments of $ 837  capital                     17,878
lease payment,  interest  included,  payable
through August 2001 for computers, fixtures
and equipment

Due   in   monthly  installments  of  $  1,621,                     74,068
interest  included at 10.75%,  payable  through
October   2003,  collateralized  By  inventory,
accounts receivable and equipment
                                                                   -------
     Total                                                         718,830
Less current maturities                                           (131,866)
                                                                  --------
Long term debt                                                    $586,964
                                                                  ========

Annual maturities of long-term debt are as follows:

For the year ending December 31:                                    Amount
--------------------------------                                   -------
             1999                                                  131,866
             2000                                                  148,106
             2001                                                  163,864
             2002                                                  173,866
             2003                                                  101,128
                                                                  --------
            Total                                                 $718,830
                                                                  ========

Note 5. Common Stock
--------------------

     The Company is authorized to issue and sell up to 20,000,000 shares of common stock at an amount fixed by the board but at no time less than par value which is currently set at $ .01 per share. Dividends may be declared and paid at the discretion of the Company's Board of Directors. No dividends have been declared in 1998.

     The Company sold 915,300 shares of common stock through a confidential private placement memorandum dated February 9, 1998. The memorandum was made pursuant to Regulation D, rule 504 of the Securities and Exchange Commission and similar limited offering exemptions provided by state laws to a limited number of investors who meet the investor suitability standards which were described in the document. The funds received from the memorandum were designated for working capital and marketing expense. The memorandum's deadline has been extended through February 9, 2000.

     At December 31, 1998, the Company had outstanding warrants to purchase up to 500,000 shares of the Company's stock at $ 1.25 per share. The warrants can be exercised at any time up to June 2001. The following schedule summarizes the changes in the number of shares of the capital stock:

Beginning balance on July 10, 1997

Shares issued and outstanding as of December 31, 1997            2,000,000

Shares issued to two of the Company's Board members in             100,000
February

Share's  sold  pursuant  to the  confidential  Private             207,000
placement memorandum during February to June 98

Share's subsequently sold during the Period of July to             638,300
December 1998

Share's  issued  in  consideration  of  Services   and             575,500
commissions during 1998

Share's  issued  in  consideration  of  Services   and             120,000
commissions during 1999

Shares subsequently sold during the period January  to             472,866
June 1999

Shares  subsequently sold during the  period  July  to             137,844
September 1999
                                                                 ---------
Shares issued and outstanding As of September 30, 1999           4,251,510
                                                                 =========

      Subsequent to June 30, 1999, the Company intends to take all steps necessary to become listed on the National Association of Security Dealers
(NASD) "Over the Counter-Bulletin Board".

Note 6. Federal Income Taxes
----------------------------

      Under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"), deferred taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The significant component to the Company's deferred tax liability as of December 31, 1998 would be the timing difference between depreciation for financial reporting purposes and depreciation for tax purposes.

Note 7. Deposits and Prepaid Expense
------------------------------------

      At December 31, 1998, the Company made payment of $ 50,000 to their attorney for fees and expenses to go public.

Note 8. Organizational Costs
---------------------------

     Organizational costs consist of miscellaneous expenses incurred during the start up of the company totaling $ 4,322. These costs will be amortized over a five-year period. Amortization expense for 1999 and accumulated amortization as of June 30, 1999 are $ 509, respectfully.

Note 9. Commitments and Contingencies
-------------------------------------

Contractual Agreement

     In 1998, the Company entered into a joint venture agreement with Link2 for wireless service. Under the agreement, the Company is to provide retail locations and staff for pager service. Link2 is to provide the network operating system service, installation and maintenance service for the infrastructure, all FCC license service and satellite linking service. Revenue under this agreement is to be shared equally. No revenue under this agreement has been recognized in 1999.

      The Company has entered into a resale contract with Sprint PCS in which 350 phones per quarter are to be ordered. In addition, the Company has agreed to market and sell only Sprint PCS product and not any other wireless PCS telecommunication product or service.

      Additionally, the Company has entered into an agreement with GTE Wireless to market and sell prepaid analog cellular telephone service.

      The Company has entered into an agreement with Houston Cellular Telephone Company to market and sell analog and digital cellular telephone service.

      The Company has entered into an agreement with Nextel to market and sell digital iDen telephone service.

      The Company has entered into an agreement with Bell South Wireless Data to market and sell two-way interactive paging service.

Note 9. Commitments and Contingencies (continued)
-------------------------------------------------

Contractual Agreement continued

      The Company has entered into an agreement with Globalstar Satellite Services to market and sell satellite communication services.

      The Company has entered into an agreement with Comsat Satellite Services to market and sell satellite communication services.

     The Company has entered into an agreement with PageMart Wireless, Inc. to market and sell local, statewide, national and international one-way paging services.

Operating Lease

      The Company leases office space under an operating lease expiring in 2003. The lease is subject to escalation clauses for increases in the lessor's operating costs. Minimum future rental payments under this non-cancelable operating lease at June 30, 1998 are summarized as follows:

For the year ending December 31                                     Amount
-------------------------------                                     ------
              1999                                                $ 19,104
              2000                                                $ 38,208
              2001                                                $ 39,163
              2002                                                $ 40,500
              2003                                                $ 23,625
                                                                 ---------
Total minimum rental payments                                    $ 160,600
                                                                 =========

Rental expenses for the quarter ended June 30, 1999 was $ 10,240

Note 10. Subsequent Event
-------------------------

      Effective January 1, 1999, the Company entered into a staff leasing agreement with Staff Leasing of Texas, LP. Under this agreement, the Company pays Staff leasing a leasing fee which includes all federal and state taxes, workers compensation and administrative fees.

Notes to Financial Statements December 31, 1998
===============================================

Note 1. Organization
--------------------

      Affordable Telecommunications Technology Corporation (the "Company") was incorporated in the State of Texas on July 10, 1997. The Company sells wireless communication products (telephones and pagers) from one retail location and through outside sales consultants. Many customers purchase prepaid wireless services. The Company primarily operates in Harris County and immediate surrounding areas.

      The Company is in its development stage as it has limited operating history, has not generated significant revenue and has an accumulated deficit. The Company has devoted a significant amount of its efforts to developing its retail location and marketing other wireless communication products and services. There can be no assurances that the Company will be able to successfully market its services or generate significant revenues to operate profitably.

Note 2. Summary of Significant Accounting Policies
--------------------------------------------------

Basis of Presentation

     The accompanying financial statements are presented in conformity with generally accepted accounting principles.

Cash and Cash Equivalents

      Cash and cash equivalents include Gash in banks and certificates of deposit, if any, which mature within three months of the date of purchase.

Inventory

      Inventory is valued at the lower of cost (first-in, first-out method) or market. In determining market value, allowances for excess and obsolete items are provided. Cost is determined using the average cost method. All items included in inventory at December 31, 1998 are goods purchased for resale.

Property and Depreciation

     Property and equipment are stated at cost. Improvements or betterments of a permanent nature are capitalized. Routine maintenance and repairs are expensed as incurred, The Company also acquired property under capital leases as described in Note 3. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 20 years. Depreciation for 1998 totaled $22.658.

      The carrying amount of long-life assets is reviewed periodically. If the asset-carrying amount is not recoverable, the asset is considered to be impaired and the value is adjusted.

Note 2. Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------

Management Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statement and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Concentrations of Credit Risk

      The Company's financial instruments that are subject to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company provides wireless communication products to some of its customers on account. Collateral is not required for credit extended to the customer in the form of accounts receivable. The Company places its cash in high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limits.

Note 3. Capital Leases
----------------------

      The Company is the lessee of assets under capital leases expiring in various years through 2003. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense and totals $19,851 for 1998.

      Following is a summary of property held under capital leases, all of which are stated at the fair value of the asset:

Seven  900  MHz Base  Station  300W Systems                      $ 652.012
Computer equipment                                                   6,542
Fixtures and office furniture                                       12,987
Telephone equipment                                                  6.035
                                                                   -------
                                                                   677,576
Less accumulated depreciation                                     (19,851)
                                                                   -------
                                                                 $ 657,725
                                                                   =======

Note 3. Capital Leases (continued)
----------------------------------

Minimum future lease payments remaining under capital leases as of December 31, 1998 for each of the next five years and in the aggregate are:

For the year ending December 31                                     Amount
-------------------------------                                     ------
                1999                                             $ 195.482
                2000                                               195.482
                2001                                               191,045
                2002                                               182,169
                2003                                                91,084
                                                                   -------
Total minimum lease payments                                       855,262
Less amount representing interest                                 (176,833)
                                                                   -------
Present value of net minimum lease payments                      $ 678,429
                                                                   =======

      Interest rates on capitalized leases are 10-75% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return. In all instances, the Company's incremental borrowing rate was used.

The leases contain the following provisions:

     At the end of the Initial five-year term, the lease for the seven base stations allows the equipment to be purchased for $1.00 with 90 day written notice.

      At the end of the Initial three year term, the lease for computer equipment, fixtures and office furniture contain three options: (1) purchase of the equipment at market value. (2) return of the equipment in good working order, (3) continuing rent at 50% of the current rate.

      At the end of the initial three-year term, the lease for telephone equipment states that the Company is to return the equipment to the lessor in good working order.

Note 4.Long-Term Debt
---------------------

Long term debt at December 31. 1998 consists of the following:

                                                                    Amount
Due   in  monthly  installments  of   $540,                       $ 19.794
interest   included  at   10.75%,   payable
through  August  2003,  collateralized   by
inventory,    accounts    receivable    and
equipment

Due in monthly installments of $272 capital                          5.542
lease  payment, interest included,  payable
through August 2001 for telephone equipment

Due  In  monthly  Installments  of  $15,181                        601,548
capital  lease payment, interest  included,
payable through June 2003 for seven 900 MHz
Base Station 300W Systems

Due in monthly installments of $837 capital                         17.878
lease  payment, interest included,  payable
through August 2001 for computers, fixtures
and equipment

Due  in  monthly  installments  of  $1,621,                         74,068
interest   included  at   10.75%,   payable
through  October  2003,  collateralized  by
inventory,    accounts    receivable    and
equipment
                                                                   -------
Total                                                              718,830
Less current maturities                                           (131,866)
                                                                   -------
Long-term debt                                                   $ 586,964
                                                                   =======

Annual maturities of long-term debt are as follows:

For the year ending December 31                                     Amount
-------------------------------                                     ------
             1999                                                $ 131,866
             2000                                                  148,106
             2001                                                  163,864
             2002                                                  173,866
             2003                                                  101,128
                                                                   -------
             Total                                               $ 718,830
                                                                   =======

Note 5. Common Stock
--------------------

     The Company is authorized to issue and sell up to 20,000,000 shares of common stock at an amount fixed by the board but at no time less than par value which is currently set at $.01 per share. Dividends may be declared and paid at the discretion of the Company's Board of Directors. No dividends have been declared in 1998.

     The Company sold 845,300 shares of common stock through a confidential private placement memorandum dated February 9,1998. The memorandum was made pursuant to Regulation D, Rule 504 of the Securities and Exchange Commission and similar limited offering exemptions provided by state laws to a limited number of investors who meet the investor suitability standards which were described in the document. The funds received from the memorandum were designated for working capital and marketing expense. The memorandum's deadline has been extended through August 9, 1999.

     At December 31, 1998, the Company had outstanding warrants to purchase up to 500.000 shares of the Company's stock at $1,25 per share. The warrants can be exercised at any time up to June 2001.

The following schedule summarizes the changes in the number of shares of capital stock:

Beginning balance on July 10. 1997 Shares issued to              2.000.000
the Company's president in February

Shares issued to two of the Company's board members                100.000
in February

Share's sold pursuant to the confidential private                  207,000
placement memorandum during February to June 1998

Share's subsequently sold during the period of July                638,300
to December 1998

Share's issued in consideration of services and                    575,500
commissions during 1998
                                                                   -------
Shares issued and outstanding as of December 31, 1998            3.520,800
                                                                 =========

     Subsequent to December 31, 1998, the Company intends to take all steps necessary become listed on the National Association of Securities Dealers ("NASD") "Over the Counter-Bulletin Board".

Note 6. Federal Income Taxes
----------------------------

     Under Statement of Financial Accounting Standards No. 109, "Accounting for income Taxes" ("SFAS No. 109"), deferred Income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant component of the Company's deferred tax liability as of December 31, 1998 would be the timing difference between depreciation for financial reporting purposes and depreciation for tax purposes.
No deferred tax asset or liability provision is required at December 31, 1998.

Note 7. Deposit and Prepaid Expense
-----------------------------------

      At December 31, 1998, the Company made payment of $50,000 to their attorney for fees and expenses to go public as described in Note 5. In addition, the Company paid rent of $3,184 for January 1999 in December 1998.

Note 8. Organizational Costs
----------------------------

     Organizational costs consist of miscellaneous expenses incurred during the start-up of the Company totaling $5.086. These costs will be amortized over a five-year period. Amortization expense for 1998 and accumulated amortization as of December 31, 1998 are $509, respectively.

Note 9. Commitments and Contingencies
-------------------------------------

Contractual Agreement

     In 1998, the Company entered into a joint venture agreement with Link2 for wireless service. Under the agreement, the Company is to provide retail locations and staff for pager service. Link2 is to provide the network operating system service, installation and maintenance service for the Infrastructure, all FCC legal license service and satellite linking service. Revenue under this agreement is to be shared equally. No revenue under this agreement has been recognized in 1998.

      The Company has entered into a resale contract with Sprint PCS in which 350 phones per quarter are to be ordered, In addition, the Company has agreed to market and sell only the Sprint PCS product and not any other wireless PCS telecommunication product or service.

     Additionally, the Company has an agreement with GTE Wireless to market and sell prepaid analog cellular telephone service.

Note 9. Commitments and Contingencies (continued)
-------------------------------------------------

Operating Lease

      The Company leases office space under an operating lease expiring in 2003. The lease is subject to escalation clauses for increases in the lessors operating costs.
Minimum future rental payments under this non-cancelable operating lease at December 31, 1998 are summarized as follows:

For the year ending December 31                                     Amount
-------------------------------                                     ------
                 1999                                              $38,208
                 2000                                               38,208
                 2001                                               39,163
                 2002                                               40.500
                 2003                                               23,625
                                                                    ------
    Total minimum rental payments                                $ 179.704
                                                                   =======

Rental expense for the year ended December 31, 1998 was $12,736.

Note 10. Subsequent Event
-------------------------

      Effective January 1, 1999, the Company entered into a staff leasing agreement with Staff Leasing of Texas, L.P. Under this agreement, the Company pays Staff Leasing a leasing fee which includes all federal and state taxes, workers' compensation and administrative fees.

      In March `1999, the Company issued 180,000 additional shares at par value of $.01 per share for services performed and commissions earned.

Subsequent to December 31, 1998, the Company has sold 40,000 shares of common stock for $15,950.